Exhibit 10.106

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of April 14, 2009 (“Effective Date”) between National Investment Managers Inc. (“Company”) and John M. Davis (“Executive”).

RECITALS

Company wishes to retain Executive as its President and Chief Operating Officer, and Executive wishes to accept such employment under the terms and conditions set forth in this Agreement.

IT IS AGREED as follows:

1.           Employment.  Company hereby offers Executive employment as its President and Chief Operating Officer.  Executive accepts such employment.

2.           Term.  The term of employment under this Agreement shall commence on the Effective Date and shall continue, unless otherwise terminated earlier under Section 10, until December 31, 2010.  The Term shall be automatically extended for an additional one (1) year period unless at least thirty (30) days prior to its expiration, either Company or Executive furnishes the other with written notice that the Term not be so extended.

3.           Duties.  Executive shall devote his full-time efforts to the proper and faithful performance of all duties customarily discharged by a President and Chief Operating Officer, consistent with Company policies and budgets and directives of Company’s Board of Directors together with any additional duties assigned to him from time to time by the Board of Directors.  Executive agrees to use his best efforts and comply with all fiduciary and professional standards in the performance of his duties.  Executive shall provide services to any subsidiary or affiliate of Company without additional compensation and benefits beyond those set forth in this Agreement.  Notwithstanding the foregoing, the parties acknowledge and agree that Executive may spend a portion of his business time as an advisor to the Board of Directors or as a director of unaffiliated entities.

4.           Base Salary.  Executive shall be paid a base salary of Three Hundred Nine Thousand Dollars ($309,000) per annum for the Term payable, less applicable withholding, in equal monthly payments or more frequently in accordance with Company’s regular practice.  Upon extension of the Term, Executive’s base salary will be set by the Compensation Committee of Company; provided, however, that Executive’s base salary shall not be reduced from the base salary in effect immediately prior to extension of the Term.

5.           Bonus.  Executive shall be eligible to receive an incentive bonus during each fiscal year of the Term.  The bonus shall be targeted at fifty percent (50%) of Executive’s base salary with the determination of payout based upon the achievement of performance targets and objectives as established by the Company’s Board of Directors.  Payouts will be made pro-rata with 50% of the amount owed to be paid during the 3rd and 4th quarters of the calendar year (i.e. by 9/30 and by 12/31) of the annual operating plan based on year-to-date performance results and the remaining 50% owed to be paid by March 15 of the fiscal contract year based on annual results.

6.           Stock Options.  Executive to receive a grant of an option to acquire six-hundred-thousand (600,000) shares of the common stock of National Investment Managers Inc. at an exercise price per share equal to $0.20.  All options will be issued on the effective date of this agreement, and options shall be exercisable through twelve (12) months after the termination of executive’s employment with the Company and its affiliates, and which options shall vest 300,000 upon the effective date of this agreement and 300,000 in two equal installments of one-hundred-fifty-thousand (150,000) over two equal periods (December 31, 2009, and December 31, 2010), respectively.

7.           Vesting. Any unvested options shall be vested immediately upon: (i) the event of an eligible Change of Control, as defined in Section 8(a) below or (ii) employment with the Company is terminated without Cause; the term “Cause” is defined in Section 12(a).  The vesting of the options permissible by reason of Section 8 shall be conditioned upon the consummation of the Change of Control.

8.           Change of Control.

(a)	Definitions

(i)	An "Ownership Change Event" shall be deemed to have occurred if any of the following occurs with respect to the Company:

(1)	the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company;

(2)	a merger or consolidation in which the Company is a party;

(3)	the sale, exchange, or transfer of all or substantially all of the assets of the Company; or

(4)	a liquidation or dissolution of the Company.

(ii)
A "Change of Control" shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, the "Transaction") wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the "Transferee Corporation(s)"), as the case may be, provided, however, that an equity or convertible securities financing by the Company shall be deemed an Ownership Change Event or Transfer of Control for the purpose of any accelerated vesting of Shares. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations.  The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

9.           Benefits.

(a)
Executive shall be entitled to participate in all Company sponsored retirement plans, 401(k) plans, life insurance plans, medical insurance plans, short-term and long-term disability insurance plans, and such other benefit plans generally available from time to time to executive management of the Company for which he qualifies under the terms of the plans.  Executive’s participation in and benefits under any benefit plan shall be on the terms and subject to the conditions specified in such plan.  The Company shall supplement the insurance coverage and benefits in a separate executive benefits plan, including supplementary health insurance coverage, a minimum of $1 million life insurance coverage and appropriate long-term disability coverage, to be fully paid by Company.

(b)	Executive shall receive a home office and car allowance of $1,000 per month.

(c)	Executive will receive at least four (4) weeks of paid vacation per year.

(d)
The Company shall maintain directors’ and officers’ insurance for the benefit of Executive of the type and with at least the same coverage as the directors’ and officers’ insurance currently in effect.

10.           Reimbursement of Expenses.  The Company will reimburse Executive for the ordinary and necessary expenses incurred by him in the performance of his duties under this Agreement, including travel, entertainment expenses, and other business expenses, in accordance with the Company’s policies in effect from time to time.

11.           Termination of Employment.

(a)	Executive’s employment under this Agreement may be terminated at any time by the Board of Directors of Company for Cause.

(b)	Executive’s employment under this Agreement shall terminate upon expiration of the Term without extension as described in Section 2.

(c)	Executive’s employment under this Agreement shall terminate upon his retirement, resignation or death.

(d)	Executive’s employment under this Agreement shall terminate upon written notice by Company to Executive of a termination due to Disability.

(e)
If Executive’s employment terminates for Cause, Company shall be obligated only to continue to pay Executive’s base salary and, to the extent earned, accrued and unpaid, annual incentive bonus and furnish the then existing benefits under Section 9 up to the date of termination; provided, that if Executive’s employment is terminated as a result of Executive’s Disability, Executive shall remain eligible for benefits under any long-term disability program of Company, as amended from time to time, as long as his Disability continues. Executive shall also be entitled to reimbursement of all expenses.

(f)
If Executive’s employment is terminated by Company or Board of Directors other than for Cause (which shall not include termination in connection with non-renewal pursuant to Section 2), or in the event the Executive terminates employment for Good Reason, or in the event of a Change in Control, in addition to the amounts payable under Section 11(e), Executive shall be entitled to receive (a) a lump sum payment equivalent to one year of his current base salary and the targeted bonus compensation pursuant hereto payable for such year and medical and other insurance benefits under Section 9(a) for a period of twelve (12) months.

Further, if Executive’s employment is terminated by Company or Board of Directors other than for Cause (which shall not include termination in connection with non-renewal pursuant to Section 2), or in the event the Executive terminates employment for Good Reason and there are more than twelve (12) months remaining in the Term at the time of termination, payment of current base salary for such period in excess of twelve (12) months and any targeted bonus compensation (if any) for any subsequent year during the Term, in each case, payable as and when such amounts would have been paid in the absence of termination; provided that, in the event of a termination in the event of a Change of Control, the amounts set forth in this clause, if any, shall be paid upon termination in a lump sum.

Further, if Executive’s employment is terminated by Company or Board of Directors other than for Cause (but excluding termination in connection with non-renewal pursuant to Section 2), or in the event of a Change of Control, in addition to the amounts payable under Section 11(e) and 11(f), Executive shall be entitled to receive any restricted stock not yet issued at the time of termination, and any options granted Executive not yet vested will fully vest.

Further, (a) if Executive’s employment is terminated due to non-renewal by Company pursuant to Section 2 at the end of the Term where the Executive has offered to continue Executive’s employment on substantially similar terms, but Company declines, Executive shall be entitled to receive a lump sum payment equivalent to nine (9) months of his current base salary, (b) if Executive’s employment is terminated due to a non-renewal by Executive pursuant to Section 2 at the end of the Term where the Company has offered to continue Executive’s employment on substantially similar terms, but Executive declines, no additional payments will be made, and (c) in the event of any other non-renewal at the expiration of the Term, no additional payments will be made.  As a condition to the salary and benefit continuation under this Section 11(f), Executive must first execute and deliver to Company, in a form prepared by Company, a release of all claims against Company and other appropriate parties, excluding Company’s performance under this Section 11(f) and of Executive’s vested rights under any Company sponsored retirement plans, 401(k) plans and stock ownership plans. Executive shall also be entitled to reimbursement of all expenses.

12.           Definitions.  The meaning of certain terms in this Agreement are as follows:

(a)	“Cause” shall consist of any of the following:

(i)	Executive is convicted of, or has pleaded guilty or entered a plea of nolo contendere to, a felony (under the laws of the United States or any state thereof);

(ii)
Fraudulent conduct by the Executive in connection with the business or other affairs of the Company or any related company or the theft, embezzlement, or other criminal misappropriation of funds by the Executive from the Company or any related company;

(iii)
Executive’s failure to perform the duties of the President and Chief Operating Officer, after reasonable notice has been provided of such non-performance and, if such failure is curable, Executive has not cured such failure within a reasonable period following such notice; or

(iv)
Executive’s failure to comply with reasonable directives of the Board which are communicated to him in writing, after reasonable notice has been provided of such non-performance and, if such failure is curable, Executive has not cured such failure within a reasonable period following such notice.

(b)
“Disability” means the inability of Executive, due to injury, illness, disease or bodily or mental infirmity, to engage in the performance of his material duties of employment with Company as determined in good faith by Company, for (i) any period of one hundred twenty (120) consecutive days or (ii) a period of one hundred eighty days (180) in any continuous twenty-four (24) month period, provided that interim returns to work of less than ten (10) consecutive business days in duration shall not be deemed to interfere with a determination of consecutive absent days if the reason for absence before and after the interim return are the same.  Benefits to which Executive is entitled under any disability policy or plan provided by Company shall reduce the base salary paid to Executive during any period of Disability on a dollar-for-dollar basis.

(c)
“Good Reason” means (A) any material reduction in the Base Salary or duties and responsibilities of Executive or (B) any material breach by the Company of the is Agreement or any other agreement between Executive and the Company, or any affiliate of the Company, that continues without cure for a period of thirty (30) days after notice of such breach is given by Executive to the Company.

13.           Confidential Information.  During Executive’s employment with the Company and at all times after the termination of such employment, regardless of the reason for such termination, Executive shall hold all Confidential Information relating to the Company in strict confidence and shall not use, disclose or otherwise communicate the Confidential Information to anyone other than the Company without the prior written consent of the Company.  “Confidential Information” includes, without limitation, financial information, trade secrets, business plans, business methods or practices, market studies, customer lists, referral lists and other proprietary business information of the Company.  “Confidential Information” shall not include information which is or becomes in the public domain through no action by Executive or information which is generally disclosed by the Company to third parties without restrictions on such third parties.  Executive shall return all Confidential Information to the Company upon termination of employment.

14.           Solicitation of Customers.  During his employment with the Company and for a period after the termination of Executive’s employment, regardless of the reason for the termination, equal to the greater of (a) one (1) year or (b) the period for which Executive receives payment of his base salary under Section 11(f) or (g) (the “Non-Competition Period”), Executive shall not influence or attempt to influence, directly or indirectly, any customer of the Company to divert its business away from the Company.

15.           Soliciting Employees.  Executive agrees that during his employment with the Company and during the Non-Competition Period, he will not directly or indirectly solicit any person who is then, or at any time within six months prior thereto was, an employee of the Company to work for any person or entity then in competition with the Company.

16.           Non-Competition.  During his employment with the Company and for a three-month period after termination of Executive’s employment, Executive shall not, directly or indirectly, in any capacity:

(a)	Engage, own or have any interest in;

(b)	Manage, operate, join, participate in, accept employment with, render advice to, or become interested in or be connected with;

(c)	Furnish consultation or advice to; or

(d)	Permit his name to be used in connection with;

any person or entity that competes with the business of the Company.  Notwithstanding the foregoing, holding five percent (5%) or less of an interest in the equity, stock options or debt of any publicly traded company shall not be considered a violation of this Section 16.

17.           Remedies.  In the event of a material breach or threatened material breach of Section 13, Section 14, Section 15 or Section 16, Company, in addition to its other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of the aforementioned Sections.  In the event of any such material breach, if applicable Company may immediately cease payment of Executive’s base salary and the providing to Executive of benefits under Section 11(f) or (g).

18.           Severability and Savings.  Each provision in this Agreement is separate. If necessary to effectuate the purpose of a particular provision, the Agreement shall survive the termination of Executive’s employment with the Company.  If any provision of this Agreement, in whole or in part, is held to be invalid or unenforceable, the parties agree that any such provision shall be deemed modified to make such provision enforceable to the maximum extent permitted by applicable law. As to any provision held to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in effect.

19.           Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of Company and its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Executive, his heirs and personal representatives.  This Agreement is not assignable by Executive.

20.           Indemnification. The Company shall defend, indemnify and hold harmless Executive (and his heirs and personal representatives) in his capacity as an officer of the Company to the fullest extent permitted by applicable law against any losses or damages incurred by Executive in connection with any action, suit or proceeding to which Executive may be made a party by reason of his being or having been an officer or director of the Company, or because of actions taken by Executive which were believed by Executive to be in the best interests of the Company and not in violation of applicable law, and Executive shall be entitled to be covered by any directors’ and officers’ liability insurance policies which the Company maintains for the benefit of its directors and officers, subject to the limitations of any such policies. The Company shall have the right to assume, with legal counsel of its choice, who shall be reasonably acceptable to Executive, the defense of Executive in any such action, suit or proceeding for which the Company is providing indemnification to Executive. Should Executive determine to employ separate legal counsel in any such action, suit or proceeding, any costs and expenses of such separate legal counsel shall be the sole responsibility of Executive unless the Executive shall have reasonably concluded, based upon the written of legal counsel to the Executive, a copy of which shall be furnished to the Company, that there may be conflicts in the defenses available to the Executive which are different from or additional to those available to the Company (if the Company is also a party or potential party to the claim), in which case the reasonable costs and expenses of such separate legal counsel shall be borne by the Company. If the Company does not assume the defense of any such action, suit or proceeding, the Company shall, upon the request of the Executive, promptly advance or pay any amount for costs or expenses, including the reasonable fees of counsel retained by Executive, incurred by Executive in connection with such action, suit or proceeding; provided that Executive agrees in writing to repay any such amounts advanced if it is ultimately determined by a court of competent jurisdiction that Executive is not entitled to such indemnification. Executive shall be entitled to indemnification under this clause regardless of any subsequent amendments of the Certificate Of Incorporation or By-Laws of the Company.

21.           Miscellaneous.

(a)
No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Company and Executive.  The waiver or non-enforcement by the Company of a breach by Executive of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by Executive.

(b)
Any notice under this Agreement must be in writing and delivered personally or by overnight courier, sent by facsimile transmission or mailed by registered or certified mail to the parties at their respective addresses.

(c)	This Agreement shall be governed by the laws of the State of Ohio.

(d)	This Agreement may be executed in counterparts, which together shall constitute one Agreement.

(e)
By their signatures below, the parties acknowledge that they have had sufficient opportunity to read and consider, and that they have carefully read and considered, each provision of this Agreement and that they are voluntarily signing this Agreement.

(f)
All notices and other communications under this Agreement shall be in writing and may be given by personal delivery, registered or certified mail, postage prepaid, return receipt requested or generally recognized overnight delivery service. Notices shall be sent to the appropriate party at the following addresses:

Executive: 5745 Rothesay Drive, Dublin OH 43017
Company: 485 Metro Place South, Suite 275, Dublin, OH 43017, Attn: CEO

All such notices and communications shall be deemed received upon (a) actual receipt by addressee or (b) actual delivery to the appropriate address.

(g)	This Agreement may be executed in counterparts, both of which shall be considered an original, but both of which together shall constitute the same instrument.

(h)
This Agreement contains the complete statement of all arrangements between the parties with respect to its subject matter, supersedes all prior agreements between them with respect to that subject matter, and may not be changed or terminated orally. Any amendment or modification must be in writing and signed by the party to be charged.

The parties have executed this Agreement as of the Effective Date.

/s/ John M. Davis
John M. Davis

National Investment Managers Inc.

By	/s/ Steven J. Ross

Its	CEO